AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”), entered into and effective as of the 4th day of December, 2015, by and between FISION Corporation. a Delaware corporation, formerly DE Acquisition 6, Inc. (“FISION DE”), DE6 Newco, Inc., a Minnesota corporation (“Newco”) a wholly owned subsidiary of FISION DE, and Fision Holdings, Inc., a Minnesota corporation (“Fision”).

WHEREAS the respective Board of Directors of each of FISION DE, Newco, and Fision have each determined that it is fair to and in the best interests of their respective corporations and stockholders for Newco to be merged with and into Fision (the “Merger”) upon the terms and conditions and share exchange set forth in this Agreement;

FURTHER WHEREAS the Board of Directors of each of FISION DE, Newco and Fision have approved this Agreement in accordance with Delaware and Minnesota laws and statutes and upon the terms and subject to the conditions contained in this Agreement;

FURTHER WHEREAS the parties hereto intend and desire to enter into and effect this statutory merger transaction resulting in an exchange by Fision shareholders on a pro rata basis of 100% of all outstanding Fision capital stock and Fision derivative securities or interests therein in exchange for Ninety-four and one-half percent (94.5%) of the post-merger capital stock and all derivative securities of FISION DE, after which Fision shall be a wholly-owned subsidiary of FISION DE, all pursuant to the terms and conditions of this Agreement; and

FURTHER WHEREAS, this merger transaction is intended to constitute and qualify as a business combination reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound hereby, now enter into and approve this definitive agreement as follows:

ARTICLE I
The Merger

Section 1.01 Merger. Subject to the terms and conditions of this Agreement and related Articles of Merger, Newco shall be merged with and into Fision in accordance with the laws and statutes of the State of Minnesota. At the Effective Time of the Merger, the separate legal existence of Newco shall cease, and Fision shall be the surviving company in the Merger (“Surviving Company”) and shall continue its corporate existence under the laws of the State of Minnesota as a wholly-owned subsidiary of FISION DE.

Section 1.02 Effective Time and Closing. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Minnesota.

The Closing and Closing Date of the Merger shall occur concurrently with the Effective Time. The Closing shall occur at the executive offices of Fision in Minneapolis, Minnesota. By the Closing, all conditions required and actions to be taken hereunder shall have been completed or properly waived, and all documents, certificates, opinions or other written instruments required for the Merger shall have been executed and delivered or properly waived.

Section 1.03 Articles of Incorporation and Bylaws; Directors and Officers.

(a) The Articles of Incorporation and Bylaws and any amendments thereto of Fision as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the Surviving Company from and after the Effective Time.

(b) The directors and officers listed with their respective offices in Exhibit A hereto shall be the directors and officers of FISION DE and the Surviving Company from and after the Effective Time until their successors shall have been appointed or elected and shall have qualified.

Section 1.04 Exchange of Fision for FISION DE Shares. At the Closing hereof, Fision and its shareholders on a pro rata basis shall have completed this statutory merger transaction which results in FISION DE acquiring 100% of all capital stock of Fision in exchange for Ninety-four and one-half percent (94.5%) of the post-merger common stock and all derivative securities of FISION DE; provided, however, that any derivative common stock underlying any outstanding options, warrants or convertible securities or interests of Fision at the time of Closing shall be included as part of such 94.5% post-merger amount of FISION DE shares. The number of shares and exercise or convertible prices of any such outstanding derivative securities or other interests of Fision (as well as the basis and amounts exercisable or convertible into post-Merger FISION DE shares) shall be set forth in the merger stockholder ledger provided by Fision to FISION DE (the “Ledger”) at or prior to the Effective Time.

Section 1.05 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 302A.641 of the Minnesota Business Corporation Act.

Section 1.06 Manner and Basis of Converting Shares. At the Effective Time:

(i) each share of common stock of Newco that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of common stock of the Surviving Company, so that at the Effective Time, FISION DE shall be the holder of all issued and outstanding shares of the Surviving Company. Newco has no outstanding derivative securities;

(ii) each share of common stock of Fision that is outstanding and owned by Fision stockholders and listed on the Ledger (other than any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive one share of common stock of FISION DE; and

(iii) each of the derivative securities and interests in Fision listed on the Ledger shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive such equivalent derivative interests in FISION DE as also set forth on the Ledger.

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After the Effective Time of the Merger, there shall be no further registration or transfers on the stock transfer books of the Surviving Company relating to any common shares of Fision that were outstanding immediately prior to the Effective Time.

Section 1.07 Dissenting Shares. “Dissenting Shares” means any Fision common shares held as of the Effective Time by a holder of Fision Common Stock (each, a “Stockholder”) who has not voted such Fision Common Stock in favor of the Merger and with respect to which appraisal shall have been duly demanded and perfected under Minnesota Statutes and not withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of FISION DE Common Stock unless such Stockholder’s right to appraisal shall have ceased in accordance with Minnesota Statutes, in which event such Dissenting Shares shall cease to be Dissenting Shares and shall be converted into FISION DE Common Stock under the terms of this Merger.

Section 1.08 Surrender and Exchange of Certificates. Promptly after the Effective Time and (a) upon surrender of a certificate or certificates representing Fision Common Stock (or an acceptable affidavit and indemnification evidencing loss or destruction of such certificates) and (b) delivery of a Letter of Transmittal satisfactory to FISION DE, whereby FISION DE shall deliver to each such record holder of Fision Common Stock a certificate or certificates registered in the name of such Fision stockholder and representing the number of shares of FISION DE Common Stock that such Fision stockholder is entitled to receive from this Merger. Until the certificate(s) or affidavit are surrendered together with the Letter of Transmittal, each Fision stock certificate outstanding immediately prior to the Effective Time shall after the Effective Time represent only the right to receive FISION DE Common Stock incident to the Merger, or to complete perfecting any appraisal rights regarding any Dissenting Shareholder.

Section 1.09 FISION DE Common Stock. FISION DE covenants and agrees that it will cause sufficient FISION DE Common Stock, as well as any reserved FISION DE common shares for derivative securities or interests set forth on the Ledger, to be authorized and available at the Effective Time as required to complete the Closing of the Merger.

FISION DE further covenants and agrees that unless amended in writing by all parties hereto, prior to the Merger there will be a total of no more than 300,000 common shares issued and outstanding or options issued that would convert at total of no more than 1,574,844 common shares of FISION DE at the Effective Time, and further that no pre-Merger preferred stock or other equity securities or any other options (other than the already issued option to convert to 1,574,844 common shares), warrants, or other rights or interests convertible or exercisable into any equity securities of FISION DE shall be issued or outstanding.

Concurrently, Fision covenants and agrees that unless amended in writing by all parties hereto, the total of all Fision common shares set forth on the Ledger for exchange into FISION DE shares or reserved for future issuance of FISION DE shares incident to derivative securities or interests shall be no more or less than 94.5% of the post merger total issued common shares and all post-merger derivative securities to also include the shares issuable under the Option described in Section 1.09 above.

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Section 1.10 Operation of Surviving Company. Fision hereby acknowledges that upon the effectiveness of the Merger, and the compliance by FISION DE and Newco with their respective duties and obligations hereunder, FISION DE shall have the unqualified right to deal with the assets and business of the Surviving Company as its own property without limitation on the use of such assets or the conduct of such business.

Section 1.11. Access and Confidentiality.

Access – Each party hereto shall provide another party, its legal counsel and auditor or other representatives, with such information as the requesting party from time to time reasonably may request, and shall permit the other party and its representatives reasonable access, during regular business hours and upon reasonable notice, to the offices, properties, books and records (including all financial, accounting and bank account records, current or pending or potential vendor and customer lists, and material contracts or commitments) of the party, as the requesting party may from time to time reasonably request.

Confidentiality – Unless required by law, prior to and after the Closing Date of this Agreement, all parties hereto shall not use or disclose to any third person any information made available to each of them by another party in connection with the respective business, properties, assets, technology, capital structure, identity of shareholders, or any other material matter, unless such disclosure is consented to in writing by the other party. Without limitation, this material obligation of confidentiality shall apply to current business and development practices, strategies, technologies, and future business relationships of any party hereto or their subsidiaries and affiliates.

ARTICLE II

Representations and Warranties of Fision

Fision hereby represents and warrants to FISION DE and Newco the following:

Section 2.01. Good Title. The Fision shareholders or derivative security or other interest holders are the record and beneficial owners, and have good and marketable title to their respective Fision common shares or derivative rights therein, with the right and authority to exchange, transfer and deliver such Fision securities as provided herein. Upon closing this merger transaction, FISION DE will receive good title to all outstanding Fision capital stock, free and clear of all liens, security interests, pledges, and claims of any kind.

Section 2.02. Power and Authority. Fision has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions required by this Agreement. All acts required to be taken by Fision to enter into this Agreement have been properly taken, and this Agreement constitutes a legal, valid and binding obligation of Fision. When executed and delivered by Fision and approved by Fision shareholders, this Agreement will be enforceable against Fision in accordance with its terms.

Section 2.03. Unregistered Securities. Fision understands that the shares of FISION DE to be issued in this merger transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities registration laws and, when issued in accordance with the provisions of this Agreement, will be issued as restricted securities by reason of exemptions from such registration provisions. The shares to be issued by FISION DE incident hereto will be acquired by Fision shareholders in a transaction not involving a public offering and thus may not be resold or transferred without registration under the federal Securities Act or the existence of an appropriate exemption therefrom.

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Section 2.04. Legends It is understood that the shares of FISION DE issued in this merger transaction will bear the following or a similar legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION OR PURSUANT TO AN APPROPRIATE EXEMPTION FROM SUCH REGISTRATION.

Section 2.05. General Fision Acknowledgments. Other than a pending lawsuit involving a former employee, there is no material private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or otherwise pending against Fision, or any of Fision’s assets or properties. There is no judgment, decree or order or pending action or legal proceeding against any Fision Shareholder that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending against Fision or any of Fision’s assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending against Fision. Fision has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign Law, judgment, decree, injunction or order, applicable to it or the conduct of its business.

Section 2.06. Organization, Standing and Power. Fision and any subsidiaries are duly incorporated or organized, validly existing and in good standing under the laws of the State of Minnesota and have the corporate power and authority and possess all governmental franchises, licenses, permits, authorizations and approvals necessary to enable them to own, lease or otherwise hold their properties and assets and to conduct their businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, would not reasonably be expected to have a material adverse effect on Fision or its ability to perform its obligations under this Agreement. Fision has all requisite power and authority to enter into this Agreement and the Merger and to carry out all terms of this Agreement. Fision is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary. Fision has delivered to FISION DE true and complete copies of the articles of incorporation and bylaws of Fision, and any amendments thereto. Fision has no subsidiaries other than those listed on Schedule 2.06 of this Agreement.

Section 2.07. Capital Structure. As of the Effective Time of this Merger, the outstanding capital structure of Fision shall consist of those issued and outstanding shares of common stock and derivative securities or interests held by such persons and in such amounts as are set forth on the Ledger. All outstanding Fision common shares shall be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of Minnesota, the Articles of Incorporation and Bylaws of Fision, or any material contract, commitment or understanding to which Fision is a party or otherwise bound.

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Except for those options and warrants and convertible interests issued by Fision and set forth on the Ledger, as of the Effective Time there shall be no other issued options and warrants to purchase shares of Fision common stock; and there shall be no bonds, debentures, notes or other indebtedness of Fision convertible into, or exchangeable for, any securities of Fision except for those listed on the Ledger. Except for the foregoing, there are no other options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Fision is a party or by which Fision is bound (i) obligating Fision to issue, deliver or sell, or cause to be issued, delivered or sold, additional Fision common or preferred shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any Fision common or preferred shares or other equity interest in Fision, or any Fision Debt, (ii) obligating Fision to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the common or any preferred shares of Fision.

Section 2.08. No Conflicts; Consents.

(a) The execution and delivery by Fision of this Agreement does not, and the consummation of the merger transaction and compliance with the terms hereof, will not, conflict with, or result in any material violation of or material default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any material lien upon any of the properties or assets of Fision under any provision of (i) the Fision Articles of Incorporation and Bylaws, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument to which Fision is a party or by which any of its respective properties or assets is bound, or (iii) any material judgment, order or decree or material law applicable to Fision or its properties or assets.

(b) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any governmental entity or agency is required to be obtained or made by or with respect to Fision in connection with the execution, delivery and performance of this Agreement or the consummation of this merger transaction.

Section 2.09. Taxes. Fision has timely filed, or has caused to be filed on its behalf, all federal, state and local Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been satisfied. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Fision know of no basis for any such claim. No material deficiency with respect to any taxes has been proposed, asserted or assessed against Fision.

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Section 2.10. Benefit Plans and Employment Contracts. Fision does not have or maintain any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Fision other than those agreements, benefits and/or plans identified already disclosed to FISION DE. With the exception of those items on Schedule 2.10, there are no further employment, consulting, indemnification, severance or termination agreements or arrangements between Fision and any current or former or prospective employee, officer or director of Fision.

Section 2.11. Litigation. Other than the pending lawsuit with a former employee, there is no material formal action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending against or affecting Fision or any of its subsidiaries or properties, before or by any court, arbitrator, governmental or administrative agency, or regulatory authority (federal, state, county, local or foreign). Neither Fision nor any director or officer thereof (in his capacity as such), is or has been the subject of any legal action involving a claim or violation of or liability under federal or state securities laws. Fision is not in default with respect to any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency or arbitration authority.

Section 2.12. Compliance with Applicable Laws. To the best of its knowledge, Fision is in material compliance with all applicable laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Fision.

Section 2.13. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this merger transaction based upon arrangements made by or for Fision.

Section 2.14. Contracts. Other than the contracts already disclosed to FISION DE, there are no contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Fision. As used herein a “material contract” shall be defined as any agreement that requires annual payments in excess of $50,000. Except for matters already disclosed to FISION DE, Fision is not in material violation of or in material default under any material contract to which it is a party or by which it or any of its properties or assets is bound. Fision’s execution of this Agreement and the consummation of this merger transaction would not violate in any material respect any contract to which Fision is a party.

Section 2.15. Title to and Conditions of Properties. Fision does not own any real property. Fision and its subsidiaries, as the case may be, have leasehold interests in, all of their properties and assets used in the conduct of their businesses. Fision owns personal property, including but not limited to intellectual property (IP), equipment, furniture, electronics and other personal property. All such assets and properties, other than assets and properties in which Fision has leasehold interests, are free and clear of all liens, with the exception of any purchase liens that do not and will not materially interfere with the ability of Fision to conduct business as currently conducted, and collateral liens incident to indebtedness already disclosed to FISION DE.

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All facilities, equipment, fixtures and other properties owned, leased or used by Fision are in reasonably good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for Fision’s business.

Section 2.16. Intellectual Property. Fision owns, maintains a valid license to or otherwise has the right to use, all Intellectual Property (IP) material to the conduct of the business of Fision taken as a whole. No claims are pending or, to the knowledge of Fision, threatened that Fision is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Fision, no person is infringing the rights of Fision with respect to any Intellectual Property of Fision.

Section 2.17. Insurance. Fission holds the following insurance policies: Product Liability Insurance, General Liability and Casualty Insurance, Workers’ Compensation Insurance, and Employee Health Insurance. Fision believes its insurance coverage is adequate for its business needs and protection.

Section 2.18. Transactions With Affiliates and Employees. Except as already disclosed to FISION DE, none of the officers, directors or shareholders of Fision and, to the best knowledge of Fision, none of the employees or independent contractors of Fision are presently a party to any material transaction with Fision (other than for services as employees, contractors, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Fision, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 2.19. Personnel and Labor Matters. There are no collective bargaining or other labor union agreements to which Fision is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Fision, is imminent with respect to any of the employees of Fision. Fision believes it has complied in all material respects with all laws relating to the employment of labor. Other than pursuant to ordinary arrangements of compensation to its personnel or as already disclosed to FISION DE, Fision is not under any obligation or liability to any officer, director, consultant, associate or affiliate of Fision.

Section 2.20. ERISA Compliance. Fision does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA) or “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) for the benefit of any current or former employees, consultants, officers or directors of Fision.

Section 2.21. Disclosure. All disclosure provided to FISION DE and its representatives regarding Fision, its business and this merger transaction, furnished by or on behalf of Fision (including Fision’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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Section 2.22. Unlawful Payments. Neither Fision, nor, to Fision’s knowledge, any director, officer, agent, employee or other person acting on behalf of Fision has, in the course of its actions for, or on behalf of, Fision: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official.

Section 2.23. Licenses and Permits. Fision has obtained and maintains all material federal, state, local and foreign licenses, permits, consents, registrations, memberships, authorizations and qualifications required to be maintained in connection with the business and operations of Fision as presently conducted. Fision is not in material default under any of such licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications.

Section 2.24. Environmental Laws. Fision: (i) is in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of Fision under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a material adverse effect on Fision or its business or properties. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Section 2.25. Indebtedness. Except as disclosed to FISION DE, Fision:

(i) does not have any outstanding Indebtedness including obligations for borrowed money or any other obligations evidenced by secured or unsecured notes, bonds, debentures or similar instruments including any material contingent obligations, and (ii) is not a party to any contract, guaranty, agreement or instrument relating to any Indebtedness, the performance of which is expected to have a material adverse effect on Fision or its business or properties.

Section 2.26 Financial Statements. FISION DE has been provided with Fision’s annual financial statements for 2013 and 2014 and its interim financial statements for the nine months ended September 30, 2015 (the “Fision Financial Statements”). The Fision Financial Statements have been prepared in accordance with the books and records of Fision, and they present fairly in all material respects the financial condition of Fision at the dates therein specified and the results of its operations for the periods therein specified.

Section 2.27 Changes. Unless disclosed as a subsequent event in the Fision Financial Statements or otherwise set forth in this Agreement, since the latest Balance Sheet date in the Fision Financial Statements, Fision has not (a) incurred or accrued any debts, obligations or liabilities, whether due or to become due, except those in connection with this Merger and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any liens or paid any obligation or liability other than current liabilities shown on such latest Balance Sheet, and any other later current liabilities incurred in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to a lien any of its assets, tangible or intangible, unless in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets except in the usual and ordinary course of business, (e) suffered any material physical damage or loss materially or adversely affecting the condition and business of Fision, (f) entered into any material contract or transaction other than in the usual and ordinary course of business, (g) encountered any labor union or other labor dispute difficulties, (h) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any warrants, options or other derivative rights thereto unless consented to by FISION DE, (i) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (j) suffered any material loss not reflected in its 9/30/15 Balance Sheet and related statement of income for the interim period ended September 30, 2015, or (k) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

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ARTICLE III
Representations and Warranties of FISION DE and Newco

FISION DE and Newco represent and warrant as follows to Fision that:

Section 3.01. Organization, Standing and Power. FISION DE is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. FISION DE is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a material adverse effect on FISION DE. FISION DE has delivered to Fision true and complete copies of currently outstanding Articles of Incorporation as amended, and currently outstanding Bylaws as amended. FISION DE has no subsidiaries other than Newco. Unless the context requires otherwise, all references in this Article III to “FISION DE” shall be construed to being a reference to FISION DE and Newco taken together as one entity.

Section 3.02. Equity Interests. FISION DE does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person or entity other than its ownership of Newco as a wholly-owned subsidiary

Section 3.03. Capital Structure. The authorized capital stock of FISION DE consists of Five Hundred Million shares of common stock and Twenty Million shares of “blank check” preferred stock, all par value $.0001 per share, of which 300,000 shares of common stock are outstanding and no shares of preferred stock are outstanding. FISION DE has one outstanding option to purchase 1,574,844 common shares but has no other outstanding stock purchase warrants, options, debt or other convertible securities or other rights or derivative interests to purchase or obtain capital stock of FISION DE All outstanding shares of the capital stock of FISION DE are, and all such shares reserved for issuance will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Statutes, the Articles of Incorporation and Bylaws of FISION DE or any contract to which FISION DE is a party or otherwise bound. There are no “phantom” stock rights, stock appreciation rights, stock-based performance units, contracts, commitments, arrangements or undertakings of any kind to which FISION DE is a party or by which it is bound (i) obligating FISION DE to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, FISION DE (ii) obligating FISION DE to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the capital stock of FISION DE, and FISION DE has not granted registration rights to any person.

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The certified list from the Secretary/Treasurer of FISION DE of all its holders of capital stock to be provided to Fision incident to this merger transaction shall be complete and correct as of the Effective Time of this Merger.

The authorized capital stock of Newco consists of 1,000 common shares, par value $.01 per share, and there are 155 common shares outstanding, all of which are validly issued, fully paid and nonassessable. Newco has no other outstanding securities or derivative interests therein. Newco is a wholly-owned subsidiary of FISION DE which was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property.

Section 3.04. Authority; Execution and Delivery; Enforceability. The execution and delivery by FISION DE and Newco of this Agreement and the consummation by FISION DE and Newco of this merger transaction have been duly authorized and approved by the Board of Directors of both FISION DE and Newco. This Agreement constitutes a legal, valid and binding obligation of FISION DE, enforceable against FISION DE in accordance with its terms.

Section 3.05. No Conflicts; Consents.

(a) The execution and delivery by FISION DE and Newco of this Agreement, do not, and the consummation of this merger transaction and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of FISION DE under, any provision of (i) the Articles of Incorporation and Bylaws of FISION DE, (ii) any material contract to which FISION DE is a party or by which any of its properties or assets is bound or (iii) any material legal obligation or material law applicable to FISION DE or its properties or assets.

(b) Other than any required filings with the SEC and any relevant state securities agencies, no consent of, or registration, declaration or filing with, or permit from, any governmental entity or agency is required to be obtained or made by or with respect to FISION DE or Newco in connection with the execution, delivery and performance of this Agreement or the consummation of this merger transaction, other than the filing of the final statutory merger document with the Secretary of State of Minnesota.

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Section 3.06. Validity of Shares. The common shares of FISION DE to be issued incident to the Merger, when issued and delivered pursuant to the terms of this merger transaction, shall be duly and validly issued, fully paid and non-assessable.

Section 3.07. Securities Law Compliance.

(a) Upon Closing this Merger, FISION DE will have filed all required filings with the SEC pursuant to its status as a reporting company under the Securities Exchange Act of 1934, as amended (the “FISION DE SEC Documents”).

(b) As of its respective filing date, each FISION DE SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such FISION DE SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of FISION DE included in the FISION DE SEC Documents comply as to form and content in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved and fairly present the financial position of FISION DE as of the respective filing dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) FISION DE is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

(d) Between the date of this Agreement and the Effective Time of the Merger, FISION DE shall bring any delinquent SEC filings current and otherwise continue to satisfy the filing requirements of the Securities Exchange Act of 1934, as amended.

(e) FISION DE has not granted or agreed to grant to anyone any rights (such as “piggy-back” registration rights) to register any FISION DE securities with the SEC or any other authority.

Section 3.08. Taxes. FISION DE has not filed all Tax Returns required to be filed by it, and any past tax returns are true, complete and accurate. There are no unpaid taxes of any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of FISION DE know of no basis for any such claim. No deficiency with respect to any taxes has been proposed, asserted or assessed against FISION DE, and there are no liens for Taxes on the assets of FISION DE.

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Section 3.09. Employment and Benefit Plans. FISION DE does not have any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of FISION DE. There are no written employment, consulting, indemnification, severance or termination agreements or arrangements between FISION DE and any current or former employee, officer or director of FISION DE.

Section 3.10. ERISA Compliance; No Benefit Plans. FISION DE does not maintain or contribute to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Benefit Plan for the benefit of any of its current or former employees, consultants, officers or directors.

Section 3.11. Litigation. There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of FISION DE, threatened, against or affecting the existing or contemplated business of FISION DE, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of FISION DE, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the past twelve (12) month period. There is no outstanding judgment, order, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the existing or contemplated business of FISION DE.

Section 3.12. Compliance with Applicable Laws. Other than its delinquent securities filings with the SEC which are now being brought current by FISION DE, FISION DE is in material compliance with all applicable laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes. FISION DE has not received any written or verbal communication during the past two years from a governmental entity or agency that alleges FISION DE is not in compliance in any material respect with any applicable law.

Section 3.13. Contracts. There are no written contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of FISION DE taken as a whole.

Section 3.14. Title to Properties. FISION DE has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business. All such assets and properties, other than assets and properties in which FISION DE has leasehold interests, are free and clear of all and any liens. FISION DE has complied in all material respects with the terms of all leases to which it is a party or under which it is in occupancy. FISION DE does not own any rights to intellectual property (IP) of any nature, and does not own any real property.

Section 3.15. Labor Matters. There are no collective bargaining or other labor union agreements to which FISION DE is a party or by which it is bound, and no labor dispute exists with respect to any employee of FISION DE.

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Section 3.16. Transactions With Affiliates and Employees. Unless disclosed in the periodic filings made by FISION DE with the SEC, none of the officers, directors or employees of FISION DE is a party to any transaction with FISION DE (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of contract services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or employee or, to the knowledge of FISION DE, any entity in which any officer, director, or employee has a substantial interest or is an officer, director, trustee or partner of such entity.

Section 3.17. No Additional Agreements. FISION DE does not have any agreement or understanding with any director, officer, employee, affiliate or shareholder of FISION DE with respect to this merger transaction other than as included in this Agreement.

Section 3.18. No Post-Merger Indebtedness. At the Effective Time of the Merger, FISION DE will have no outstanding indebtedness for borrowed money or loans or other obligations evidenced by secured or unsecured notes, bonds, debentures or similar instruments including any contingent obligations. At the Effective Time of the Merger, FISION DE also will have no outstanding current or long-term liabilities whether for accounts payable, employee or executive compensation, or any other matter. At the Effective Time of the Merger, FISION DE also will not be under any obligation or liability to any current or former officer, director, employee, affiliate or associate of FISION DE unless contained in this Agreement.

Section 3.19. Brokers. FISION DE shall pay for any brokerage or finder’s or financial advisory fees or commissions in connection with this merger transaction based upon any commitments or arrangements entered into by or for FISION DE.

Section 3.20. Financial Statements. FISION DE is obtaining audited financial statements for its past two fiscal years, and related periodic unaudited financial statements incident to bringing its SEC filings current. When completed, all such financial statements will (a) comply in all material respects with applicable accounting requirements and rules and regulations of the SEC, (b) have been prepared in accordance with GAAP applied on a basis consistent with prior periods, (c) are in accordance with the books and records of FISION DE and (d) present fairly in all material respects the financial condition of FISION DE at the dates therein specified and the results of its operations and cash flows for the periods therein specified.

Section 3.21. Changes. Unless already disclosed to Fision, since the filing of the last FISION DE SEC periodic report, FISION DE has not (a) incurred or accrued any debts, obligations or liabilities, whether due or to become due, (b) paid any obligation or liability, (c) mortgaged, pledged or subjected to any lien any of its assets, (d) sold, transferred or leased any of its assets, (e) waived or released any right of material value, (f) entered into any material transaction or contract obligating FISION DE for future payments or other performance, (g) encountered any labor union or labor dispute difficulties or matters, (h) entered into any employment contract or arrangement, (i) issued or sold any shares of capital stock, bonds, notes debentures or other securities or granted any options, warrants or other derivative rights with respect thereto, (j) declared or paid any dividends or other distributions with respect to any of its outstanding capital stock, (k) made any material changes in its accounting principles, methods or practices, (l) suffered any material loss not already disclosed in its SEC filings or otherwise already disclosed to Fision, (m) made any arrangement for accrual or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder, affiliate or consultant, or (n) entered into any agreement or understanding or otherwise obligated itself to do any of the foregoing.

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Section 3.22. Disclosure. There is no material fact relating to FISION DE that FISION DE has not disclosed through its SEC filings or otherwise disclosed in writing to Fision that materially and adversely affects the financial or any other condition, properties, assets, liabilities, business operations, results of operations or prospects of FISION DE. No representation or warranty by FISION DE herein or information disclosed by FISION DE contains any untrue statement of a material fact or omits to state a material fact necessary to make any such disclosed statements not misleading.

ARTICLE IV

Letter of Transmittal

Section 4.01. Stockholders/Interestholders of Fision. Promptly after the Effective Time, FISION DE shall cause to be mailed to each record stockholder of Fision Common Stock and each interestholder of derivative securities or other rights as set forth on the Ledger, a “Letter of Transmittal” that shall contain additional representations and covenants from such Fision stockholder or interestholder, including that (a) such stockholder or interestholder has full right, power and authority to deliver such Fision Common Stock or other interests therein and the executed Letter of Transmittal, (b) the delivery of such Fision Common Stock or interest therein will not violate, conflict with, or result in a breach of or default under any indenture, loan or credit agreement, deed of trust, mortgage or any other agreement or instrument to which the stockholder or interestholder is bound or affected, (c) such stockholder or interestholder has good, valid and marketable title to the Fision securities or interests being surrendered for conversion and the stockholder or interestholder is not affected by any voting trust, agreement or other arrangement affecting any voting or other rights of such Fision securities or interests therein; (d) such stockholder or interestholder is through this transaction acquiring Fision securities or interests therein for investment purposes, and not with a view to selling or otherwise distributing such securities or interest therein in violation of any securities laws, and (e) such stockholder or interestholder has had the opportunity to ask and receive answers to any questions such person may have had concerning the terms and conditions of the Merger, FISION DE Common Stock and any other applicable information, and has obtained any such additional information that such stockholder or interestholder has requested.

ARTICLE V

Deliveries

Section 5.01. Deliveries of Fision Unless such deliveries are waived by FISION DE prior to Closing, at or prior to Closing, Fision shall deliver to FISION DE:

(a) A certificate from the Chief Executive Officer of Fision evidencing a properly noticed and held meeting of the Board of Directors of Fision approving this Agreement and its merger transaction as required by and pursuant to the laws of the State of Minnesota and the Articles of Incorporation and Bylaws of Fision;

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(b) A certificate from the Chief Executive Officer of Fision evidencing a properly noticed and held shareholder meeting of Fision in compliance with Minnesota Statutes, whereby the shareholders of Fision approved and consented to this Agreement and its merger transaction by a vote of at least a majority of all issued and outstanding capital stock of Fision;

(c) the Ledger listing all shareholders and derivative interestholders of Fision including their full names, addresses and Social Security or federal Tax ID numbers, as the case may be, the number of common shares or derivative interests of Fision owned by each of them, and the number of FISION DE common shares or equivalent derivative FISION DE interests to be issued to each of them as required by the terms of this merger transaction and listed on the Ledger, which list shall be certified by the Chief Executive Officer of Fision;

(d) a certificate certified by the Chief Executive Officer of Fision representing that, at Closing, Fision shall own and possess valid title to all property owned by Fision, including all Intellectual Property Rights, and further confirming the accuracy and survival of the representations and warranties of Fision contained in this Agreement, and covering such additional matters as FISION DE may reasonably request;

(e) an executed copy of the Articles of Merger to be filed with the Secretary of State of Minnesota in order for this statutory merger transaction to become effective;

(f) a certificate from Fision, signed by its Chief Executive Officer, certifying the current copies of the Fision Articles of Incorporation and Bylaws, and any amendments thereto, and that the resolutions of the Board of Directors and of the shareholders of Fision approving this Agreement and its merger transaction are all true, complete and correct and remain in full force and effect.

(g) Copies of the written information and documents necessary for FISION DE to file a completed “Super 8-K” current report with the SEC in order for FISION DE to emerge from its current “shell” status;

Section 5.02. Deliveries of FISION DE. Unless waived by Fision, prior to Closing, FISION DE shall deliver to Fision:

(a) a certificate from the Chief Executive Officer of FISION DE evidencing the written consent and approval of this Agreement and its merger transaction by written action of the Board of Directors of FISION DE pursuant to Delaware law;

(b) a certificate from FISION DE, signed by its Chief Executive Officer, certifying the attached copies of the FISION DE Articles of Incorporation and Bylaws and any amendments thereto, and the resolutions of the Board of Directors of FISION DE approving this Agreement and its merger transaction, are all true, complete and correct and remain in full force and effect;

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(c) any executed resignations and written resolutions of the election or appointment of officers and directors of FISION DE to serve after Closing of this Agreement, all in order to establish the management of FISION DE as set forth on Exhibit A hereto.

(d) an executed copy by Newco of the Articles of Merger to be filed with the Secretary of State of Minnesota in order for this statutory merger transaction to become effective.

ARTICLE VI
Conditions to Closing

Section 6.01. Fision Conditions Precedent. Unless waived in writing by Fision, the obligations of Fision to enter into and complete the Closing and this merger transaction are subject to the fulfillment of the following conditions:

(a) Representations and Covenants. The representations and warranties of FISION DE contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. FISION DE shall have performed and complied in all material respects with all conditions, covenants and agreements required by this Agreement to be performed or complied with by FISION DE on or prior to the Effective Time.

(b) Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened before any court or governmental or regulatory body to restrain, modify or prevent the carrying out of the Merger or to seek damages or a discovery order in connection therewith, or which has or may have, in the reasonable opinion of Fision, a materially adverse effect on the assets, properties, business, operations or condition of Fision or FISION DE.

(c) SEC Reports. FISION DE shall have filed all reports and other documents required to be filed by FISION DE under the U.S. federal securities laws through the Closing Date.

(d) Deliveries. The deliveries specified in Section 5.02 shall have been made by FISION DE.

(e) Shareholder Approval. Fision shall have received the affirmative vote of shareholders holding a majority of outstanding Fision Common Stock approving this Agreement and the merger transactions hereunder as required by Minnesota Statutes.

(f) No Warrants, Options or Convertible Rights. Other than the already issued option to convert to 1,574,844 common shares, there shall be no outstanding FISION DE options, warrants, convertible securities or any other outstanding rights to exercise or convert any securities or other instruments into FISION DE Common Stock; and there shall be no outstanding preferred stock of FISION DE.

(g) Further Actions. FISION DE and its legal counsel shall have completed the following:

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(h) conversion or satisfaction of any debts or obligations of FISION DE resulting in FISION DE and any FISION DE assets being free and clear of any liens, debt instruments, accounts payable or other obligations as of the Closing Date hereof.

(ii) preparation and submission to the SEC of any up-to-date periodic or other filings with the SEC required for FISION DE to be current and in good standing with its status as a reporting company pursuant to the Securities Exchange Act of 1934, as amended.

Section 6.02 FISION DE Conditions Precedent. Unless waived in writing by FISION DE, the obligations of FISION DE to enter into and complete the Closing of this Agreement are subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of Fision contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Fision shall have performed and complied in all material respects with all conditions, covenants and agreements required by this Agreement to be performed or complied with by Fision on or prior to the Closing Date.

(b) Litigation. No action, suit or proceeding shall have been instituted or threatened before any court or governmental or regulatory body to restrain, modify or prevent the carrying out of this Agreement and its merger transaction or to seek damages or a discovery order in connection therewith, or which has or may have, in the reasonable opinion of FISION DE, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Fision.

(c) Deliveries. The deliveries specified in Section 5.01 shall have been made by Fision.

(d) Further Actions. Fision and its legal counsel shall have completed the documents and written information regarding Fision and its business, properties, management and other matters to satisfy the requirements of submitting a “Super 8-K” filing with the SEC necessary to enable FISION DE to emerge from its “shell” status after the Merger.

ARTICLE VII
Certain Covenants

Section 7.01. Public Announcements. Fision and FISION DE will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and its merger transaction, and shall not issue any such press release or make any such public statement prior to such consultation, unless required by applicable law or regulatory agencies.

Section 7.02. Continued Efforts. Each party hereto shall use commercially reasonable efforts to take all actions reasonably necessary to consummate this Agreement and its merger transaction. After the Effective Time, if any further actions are necessary or desirable to carry out the purposes of this Agreement and its merger transaction, the respective officers and directors of FISION DE and Fision shall use their best efforts to take all such further actions.

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Section 7.03. Indemnification. FISION DE shall indemnify and hold harmless Fision and its respective directors, officers and employees against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses that arise from or relate or are attributable to any material misrepresentation or material breach of any representation, warranty or covenant by FISION DE in this Agreement.

Fision shall indemnify and hold harmless FISION DE and its respective directors, officers and employees against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses that arise from or relate or are attributable to any material misrepresentation or material breach of any representation, warranty or covenant by Fision in this Agreement.

Promptly after the assertion of any such claim by a third party or the occurrence of any other event which may give rise to a claim for indemnification from an indemnifying party (“Indemnitor”) under this section, an indemnified party (“Indemnitee”) shall notify the Indemnitor in writing of such claim. The Indemnitor shall have the right to assume the control and defense of such action, provided that the Indemnitee may participate in the defense of such action subject to the Indemnitor’s reasonable direction and at Indemnitee’s sole cost and expense. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party and be given full access to all information and documents relevant thereto. In no event shall any such claim be settled without the Indemnitor’s consent.

Section 7.04. Termination. This Agreement may be terminated prior to Closing by: (i) the mutual written consent of both parties hereto, (ii) Fision or FISION DE as the non-breaching party if there has been a material breach by the other party of a representation or warranty or covenant of this Agreement and such breach has not been cured prior to the Closing Date of this Agreement; or (iii) by FISION DE if Fision’s shareholders have failed to approve this Agreement prior to December 31, 2015.

article VIII
Conduct of Business Pending Merger

Section 8.01. Conduct of Business By Parties. Prior to the Effective Time, unless the parties hereto agree otherwise in writing, the following shall apply from the date of this Agreement:

(a) the business of Fision shall be conducted only in the ordinary course;

(b) the business of FISION DE shall consist only of satisfying the terms of this Agreement and its merger transaction;

(c) Newco shall have no business other than functioning as a wholly-owned subsidiary of FISION DE for the purpose of merging with Fision, resulting in Fision being the Surviving Company from the Merger;

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(d) Fision shall use its best commercially reasonable efforts to preserve intact its business organization, to keep available the service of its officers, directors and employees, and to preserve the good will of all its customers, suppliers, consultants, agents, and all others having business relationships with Fision;

(e) Neither Fision or FISION DE shall enter into any new employment or material consulting agreements or arrangements with their employees or officers or consultants, nor shall they grant any material increases in the compensation or benefits of any of their officers or employees;

(f) Except to effectuate the transactions contemplated by this Agreement, Fision or FISION DE shall not (i) directly or indirectly redeem, purchase, or otherwise acquire any shares of their capital stock, (ii) amend their Articles of Incorporation or Bylaws, or (iii) declare, set aside or pay any dividend or other distribution in respect to their capital stock;

(g) Unless disclosed to the other party prior to Closing,:, Fision or FISION DE shall not (i) issue or agree to issue any additional capital stock or options, warrants or other rights of any kind in respect to their capital stock, (ii) acquire or dispose of any material fixed or other substantial assets other than in the ordinary course of business, (iii) incur any additional indebtedness or any other material liabilities unless in the ordinary course of business, (iv) enter into any material contract commitment or arrangement with respect to any of the foregoing, or (v) enter into any negotiations, understanding, term sheet, agreement or arrangement to effect any kind of merger or business combination with anyone other than the parties to this Agreement.

ARTICLE IX

Miscellaneous

Section 9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon personal service, or upon receipt by either party of any such matter through first class U.S. postal mail, or by email letter attachment acknowledged by the receiving party, using the following addresses (or at such other address for a party as shall be later specified by like notice):

If to Fision, to:

Fision Holdings, Inc.

430 First Avenue North, Suite 620

Minneapolis, MN 55401

Attn: Michael P. Brown, Chief Executive Officer

Email address: mbrown@fisiononline.com

With a copy to:

Robert O. Knutson, Attorney at Law

9372 Creekwood Drive

Eden Prairie, Minnesota 55347

Email address: silkroad55344@yahoo.com

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If to FISION DE, to:

Ruth Shepley

147 Oak Estates Drive

Conroe, Texas 77384

With a copy to:

Heskett & Heskett

2401 Nowata Pl, Suite A

Bartlesville, OK 74006

Email address: jheskett@hesklaw.com

Section 9.02. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by Fision and FISION DE. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party hereto to exercise any right hereunder in any manner impair the exercise of any such right.

Section 9.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the merger transaction contemplated hereby is not affected in any manner materially adverse to any party hereto.

Section 9.04. Entire Agreement; Survival of Terms. This Agreement, including any schedules and exhibits attached hereto, constitutes the entire agreement between the parties hereto relating to this Agreement and its merger transaction, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to this Agreement and its merger transaction. All provisions of this Agreement that by their nature are intended to survive the Closing or the termination of this Agreement shall so survive, including without limitation, the representations and warranties contained herein.

Section 9.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflicts of laws. Regarding any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement, all parties hereby waive any and all rights to trial by jury.

Section 9.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such written consent shall be void. This Agreement is binding upon, inures to the benefit of, and is enforceable by, each party hereto and any respective successors or permitted assigns.

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Section 9.07. Additional Acts and Deliverables. From time to time after the date hereof and the Closing Date of this Agreement and its merger transaction, and without further consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, to the other party such further instruments and documents, and take such other actions as such other party may reasonably request in order to consummate this Agreement and its merger transaction.

Section 9.08 No Third Party Beneficiaries. This Agreement is made and entered into for the sole benefit, purpose and protection of the parties hereto and any successors thereof, and no other person shall have, establish or is entitled to any benefit, right of action, or standing under this Agreement.

Section 9.09 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties hereto had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement and Plan of Merger as of the date first above written.

FISION HOLDINGS, INC.
A Minnesota Corporation

By:
Name:	Michael P. Brown
Title:	Chief Executive Officer

FISION CORPORATION,
A Delaware Corporation

By:
Name:	Ruth Shepley
Title:	Chief Executive Officer

DE6 NEWCO, INC.,
Minnesota Corporation

By:
Name:	John Heskett
Title:	Chief Executive Officer

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EXHIBIT A

Michael Brown	Chief Executive Officer (CEO), Board Chairman, and Director

Garry Lowenthal	Executive Vice President, Chief Financial Officer (CFO), and Director

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